Exhibit 10.1

LOAN AGREEMENT

by and between

GENASYS INC.,

a Delaware corporation

and

MARAN PARTNERS FUND, LP,

a Delaware limited partnership

Effective Date: June 9, 2026

LOAN AGREEMENT

This LOAN AGREEMENT (this "Agreement") dated as of June 9, 2026 (the "Effective Date"), is by and between GENASYS INC., a Delaware corporation with its principal offices at 16262 West Bernardo Drive, San Diego, CA 92127 ("Borrower"), and MARAN PARTNERS FUND, LP , a Delaware limited partnership with an address of c/o La Plata Capital LLC, 90 Madison Street, Suite 303 Denver, CO 80206 ("Lender"), and is executed under the following terms and conditions:

1. DEFINITIONS.

Capitalized terms used in the Loan Documents have the meaning ascribed to them in "Exhibit A" of this Agreement. Capitalized terms that are not defined in this Agreement shall have the meanings attributed to them in the Uniform Commercial Code.

2. LOAN.

2.1. Grant of Loan. Subject to the terms of this Agreement and in reliance on Borrower's covenants, representations and warranties in the Loan Documents, Lender agrees to lend, and Borrower agrees to borrow, the Loan. Accordingly, Borrower promises to pay to the order of Lender the Principal Amount in United States Dollars together with fees, costs and interest as set forth herein, and payable pursuant to this Agreement. The funding and closing of the Loan will take place at such location as Lender may designate.

2.2. Principal Amount. The Loan is a term loan in the maximum Principal Amount of Four Million Three Hundred Thousand and 00/100 Dollars ($4,300,000.00).

2.4. Interest Rate. The unpaid principal balance of the Note shall accrue interest at the Fixed Rate. All interest accruing under the Loan Documents will be calculated on the basis of a 360-day year applied to the actual number of days in each month. Borrower shall make each payment which it owes under the Loan Documents on or before the Payment Deadline in immediately available Dollars without setoff, counterclaim or other deduction.

2.5. Default Interest. Upon an Event of Default, the unpaid principal balance of the Note shall accrue interest at the Default Rate so long as the Event of Default is continuing and until the earlier of (a) the date that the Event of Default is timely cured or waived by Lender or (b) the date that the Indebtedness is paid in full.

2.6. Payments. Borrower shall make monthly payments of only accrued and unpaid interest in arrears, commencing on the first day of the first full calendar month following the Effective Date. All unpaid principal, accrued interest, fees and costs shall be fully due and payable on the Maturity Date.

2.7. Maturity Date. The Maturity Date shall be September 14, 2026.

2.8. Manner of Payment. All payments to be made by the Borrower shall be made by ACH withdrawal on the date due in immediately available funds, to such account of Lender as may be indicated in writing by Lender to the Borrower at least three (3) Business Days prior to the due date thereof, and all such payments shall be made without offset, deduction or counterclaim. Borrower shall complete and execute a Recurring Payment Authorization in the form attached hereto as "Exhibit B" authorizing payment to Lender’s loan administrator, La Plata Capital LLC (“La Plata”). All payments to be made by the Borrower to the Lender hereunder will be directed to be made in accordance with this Agreement. If such payments are made to La Plata in accordance with this Agreement, they shall be deemed to have been made directly to Lender for all purposes under this Agreement.

2.9. Prepayment. Provided that Borrower has delivered Lender thirty (30) days advance written notice, including the amount and date of the proposed prepayment, Borrower may prepay the Loan at any time in increments of no less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

2.10. Mandatory Prepayment. At Lender's option, the Loan shall be mandatorily prepaid upon the occurrence of any (a) Change of Control of Borrower, (b) the sale by Borrower of a material amount of Borrower’s assets not in the ordinary course of business, or (c) the issuance by Borrower of equity; provided, however, Borrower shall be permitted to issue equity without triggering mandatory prepayment hereunder in connection with (i) equity awards granted before the Effective Date or to be granted in the future to employees, directors, consultants or advisers of

Borrower pursuant to any equity incentive plan or arrangement approved by Borrower’s Board of Directors or compensation committee, provided, however, that equity grants, awards or issuance after the Effective Date shall be subject to Lender’s advanced written consent, and (ii) the conversion, exercise or exchange of any convertible, exercisable or exchangeable securities outstanding as of the date hereof.

2.11. Exit Fee. Upon repayment of the Loan in full (whether at maturity, upon prepayment, or upon acceleration), Borrower shall pay to Lender an exit fee in the amount of Sixty Four Thousand Five Hundred and 00/100 Dollars ($64,500.00) if the Loan is repaid in full on or before July 13, 2026, and One Hundred Fifty Thousand Five Hundred and 00/100 Dollars ($150,500.00) if the Loan is repaid in full at any time thereafter.

2.12. Additional Costs. Notwithstanding anything to the contrary in any of the Loan Documents, Borrower shall pay to Lender all Additional Costs within five (5) Business Days after Lender's demand.

2.13. Origination Fee and Administrative Fees. Contemporaneously with the closing of this Loan, Borrower shall pay Lender a loan origination fee in the amount of Three Hundred One Thousand and 00/100 Dollars ($301,000.00) (representing seven percent (7%) of the Loan Principal Amount), which origination fee shall be deducted from the Loan proceeds at close and at such time has been fully earned by Lender, and Lender shall reimburse to Borrower the $20,000.00 previously paid by Borrower to Lender in conjunction with the Lender’s term sheet, dated May 28, 2026. Lender’s Transaction Fees ( as defined in the “Transaction Fees” section of the Term Sheet), shall be added by Lender to Borrower’s first monthly payment pursuant to Section 2.6.

2.14. Reasonable Fees. The Borrower expressly agrees that: (i) the Origination Fee and Exit Fee (“Fees”) are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) such Fees are not interest and shall be payable in accordance with this Agreement notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lender and the Borrower giving specific consideration in this transaction for such agreement to pay such Fees; (iv) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (v) the Borrower’s agreement to pay such Fees is a material inducement to the Lender to provide the Loan, and (vi) SUCH FEES SHALL NOT CONSTITUTE, OR BE DEEMED OR CONSIDERED TO BE, A PENALTY AND BORROWER SHALL NOT ARGUE UNDER ANY CIRCUMSTANCE THAT THE FEES CONSTITUTES A PENALTY. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING FEES IN CONNECTION WITH ANY ACCELERATION OF THE OBLIGATIONS.

3. CONDITIONS PRECEDENT TO CLOSING.

The obligation of Lender to close and fund the Loan shall be subject to the satisfaction (or waiver by Lender in its sole discretion) of each of the following conditions precedent:

3.1. Due Diligence. Satisfactory completion of Lender's confirmatory due diligence process, in Lender's sole discretion.

3.2. Loan Documents. Receipt by Lender of this Agreement and all other Loan Documents, each duly executed and delivered by the parties thereto.

3.3. Corporate Authority. Receipt by Lender of (a) certificates of good standing for Borrower from the States of Delaware and California, (b) a certified copy of the resolutions of Borrower's board of directors authorizing the execution, delivery and performance of the Loan Documents, and (c) an incumbency certificate identifying officers authorized to execute the Loan Documents.

3.4. No Material Adverse Change. No material adverse change shall have occurred in the business, operations, assets, condition (financial or otherwise), or prospects of Borrower since the date of the most recent financial statements delivered to Lender.

4. FINANCIAL STATEMENTS / REPORTING.

Borrower agrees to provide to Lender, while any Indebtedness is outstanding, the following financial information within the time parameters set forth below:

4.1. Borrower Monthly Financial Statements. Borrower shall furnish Lender a copy of its internally prepared monthly financial statements within thirty (30) days of each calendar month end, which will include, at a minimum, a trailing twelve-month balance sheet and income statement presented monthly.

4.2. Cash Flow Forecast. Borrower shall furnish Lender a cash flow forecast for at least six (6) months, presented monthly.

4.3. Additional Information. Borrower shall furnish Lender with such additional information and statements, lists of assets and liabilities, tax returns and other reports with respect to the financial condition and business operations of Borrower as Lender may from time to time reasonably request.

4.4. Reporting Form and Content. Unless otherwise set forth herein, all financial information required to be furnished by Borrower shall be prepared on an accrual basis. All financial information required to be provided herein must be in form and content reasonably acceptable to Lender in its sole discretion.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each disbursement of Loan proceeds:

5.1. Authorization. The execution, delivery, and performance of this Agreement by Borrower has been duly authorized by all necessary corporate actions by Borrower, does not require the consent or approval of any other person, regulatory authority, or governmental body, and does not conflict with or result in a violation of or constitute a default under: (i) any provision of its certificate of incorporation, bylaws or any other agreement or other instrument binding upon Borrower; or (ii) any law, governmental regulation, court decree, or order applicable to Borrower.

5.2. Financial Statements. Borrower's financial statements and related financial information previously delivered to Lender completely, correctly and fairly present the financial condition and the results of operations of Borrower on the date and for the period covered by the financial statements and related reporting. All other reports, statements and other data that Borrower furnished to Lender in connection with the Loan are true and correct in all material respects and do not omit any material fact or circumstance necessary to ensure that the statements are not misleading. Notwithstanding the foregoing, all projections, including financial projections delivered to Lender in connection with the Loan shall not be subject to the preceding two sentences, and Borrower instead represents and warrants that such projections were prepared in good faith, based upon reasonable assumptions at the time prepared.

5.3 Taxes. Borrower has filed all federal, state and local tax returns and other tax reports Borrower is required by law to file and has paid all taxes that are due and payable. The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books. No tax liens have been filed and no claims are being asserted with respect to any taxes.

5.4. Legal Effect. Each Loan Document to which Borrower is a party constitutes, and any instrument or agreement required hereunder to be given by Borrower when delivered will constitute, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except to the extent that such enforceability may be subject to: (i) the application of bankruptcy, insolvency, reorganization, moratorium or other principles or laws affecting generally the enforcement of creditors' rights; and (ii) judicial discretion in the granting of legal or equitable remedies.

5.5. Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or threatened which, if adversely determined, would materially and adversely affect Borrower's financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to Lender in writing (which, for these purposes, shall include the proceedings disclosed in the second and third paragraphs under “Part II. Item 1. Legal Proceedings” in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2026) or have been reserved for on the financial statements provided to Lender.

5.6. Organization. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires such qualification. Borrower has the full corporate power and authority to own its properties and to transact the businesses in which it is presently engaged.

5.7. Foreign Person. Borrower is not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended, Sections 1445 and 7701. Borrower's Taxpayer Identification Number is true and correct.

5.8. Purpose. The Loan is used solely for working capital and general corporate purposes, and is not for personal, family, household or agricultural purposes.

5.9. Executive Order 13224; OFAC. No Borrower Party or any Person with which a Borrower Party is associated or affiliated is (i) referred to or described in Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended) or (ii) subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Borrower will not use any Loan proceeds in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

5.10. Solvency. Borrower is, and after giving effect to the Loan and the application of proceeds thereof, will be, Solvent. For purposes of this Section, "Solvent" means that (a) the fair value of Borrower's assets exceeds its debts and liabilities (subordinated, contingent or otherwise), (b) Borrower is able to pay its debts and obligations as they become due, and (c) Borrower does not have unreasonably small capital to carry on its business.

5.11. No Default. To Borrower’s knowledge, no Event of Default or event that, with the giving of notice or the passage of time or both, would constitute an Event of Default, has occurred and is continuing.

5.12. Survival of Representations and Warranties. Borrower understands and agrees that Lender is relying upon the representations and warranties contained in this Agreement in extending the Loan to Borrower. The foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as the Indebtedness shall be paid in full.

6. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees with Lender that, while this Loan is outstanding, Borrower will:

6.1. Additional Assurances. Make, execute, and deliver to Lender such instruments, documents, and other agreements reasonably necessary to document the Loan as contemplated by this Agreement.

6.2. Additional Information. Furnish such additional information and statements, lists of assets and liabilities, aging of receivables and payables, inventory schedules, budgets, forecasts, tax returns and other reports with respect to Borrower's financial condition and business operations as Lender may reasonably request from time to time.

6.3. Compliance with Governmental Requirements. Comply with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the conduct of its business. Borrower may contest in good faith any such law, ordinance or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender's sole discretion, Borrower's ability to pay the Loan is not adversely affected.

6.4. Financial Records. Maintain its books and records in accordance with generally accepted accounting principles, applied on a consistent basis, and permit Lender to examine and audit Borrower's books and records at all reasonable times during business hours, upon reasonable notice to Borrower, but in no event more than twice in any calendar year.

6.5. Litigation. Promptly inform Lender in writing after Borrower obtains knowledge of: (i) all material adverse changes in Borrower's financial condition; and (ii) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower, which could materially and adversely affect the financial condition of Borrower.

6.7. Performance. Perform and comply with all terms, conditions and provisions set forth in the Loan Documents to which it is a party.

6.6. Taxes and Claims. Pay and discharge when due all of Borrower's Indebtedness, obligations, and claims that, if unpaid, might become a lien or charge upon the Borrower’s assets; provided, however, that Borrower shall not be required to pay and discharge any such Indebtedness, obligation, or claim so long as: (i) its legality shall be contested in good faith by appropriate proceedings; and (ii) Borrower shall have established on its books adequate reserves with respect to the amount contested in accordance with generally accepted accounting practices.

6.7. Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees with Lender that while this Loan is outstanding, Borrower shall not, without the prior written consent of Lender:

7.1. Distribution Restriction. Declare or pay any dividends, make any distributions, or authorize any redemption to Borrower's shareholders.

7.2. Additional Debt. Incur any additional debt, or draw on any existing available financing facilities, including Borrower’s facility with Cantor Fitzgerald Securities dba Whitebox (the “Whitebox Facility”), without Lender's prior written consent. For the avoidance of doubt, "merchant cash advance," "sale of future receipts," factoring, or other similar agreements shall be considered prohibited debt, while payables incurred in the ordinary course of business, and reasonable charges on corporate credit cards shall not be considered additional or prohibited debt for purposes of this Section 7.2. Performance bonds and letters of credit require Lender’s advanced written approval, which approval shall not be unreasonably conditioned, delayed or withheld.

7.3. Continuity of Operations. (a) Engage in any business activities substantially different than those in which Borrower is presently engaged; or (b) cease operations, liquidate, merge, transfer, acquire, or consolidate with any other entity, change ownership, change accounting methods, change its name or dissolve or transfer or sell Borrower’s assets out of the ordinary course of business.

7.4. Negative Pledge. Create, incur, assume or permit to exist any lien, security interest, mortgage, pledge, charge or encumbrance on any of Borrower's assets, other than Permitted Liens.

7.5. Change of Name, Identity or Structure. Change its name, its jurisdiction of organization, its principal place of business, identity (including trade name) or its entity structure or governance without the prior written approval of Lender, which shall not be unreasonably delayed, conditioned or withheld.

7.7. Redemption of Securities. Redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests.

7.8. Acquisitions and Mergers. Enter into any acquisition or merger transaction.

7.9. Transactions with Affiliates. Enter into any transaction with any affiliate on terms less favorable than arm's-length terms.

7.10. Sale of Assets. Sell, convey, transfer or otherwise dispose of any material portion of its assets outside the ordinary course of business.

7.11. Articles of Incorporation / Bylaws. Make any changes to the Articles of Incorporation or Bylaws of Borrower without Lender’s prior written consent.

8. EVENTS OF DEFAULT.

Each of the following shall constitute an "Event of Default" under this Agreement:

8.1. Monetary Default. Borrower fails to pay: (i) prior to the Maturity Date, any Indebtedness within five (5) days after it is due and payable; or (ii) all of the Indebtedness on the Maturity Date.

8.2. Non-Monetary Obligations. Borrower fails, on or before the expiration of the Grace Period, to timely perform any of its obligations in any Loan Document.

8.3. Third Party Matters. Borrower (i) is in default under any agreement (other than the Loan Documents), (ii) fails to pay any final money judgment, (iii) becomes party to any proceeding, except such proceedings as disclosed in writing to the Lender on or prior to the Effective Date (which, for these purposes, shall include the proceedings disclosed in the second and third paragraphs under “Part II. Item 1. Legal Proceedings” in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2026), (iv) is in default on any other indebtedness, or (v) fails to comply with any applicable laws, which Lender may reasonably expect to materially and adversely impair Borrower's ability to perform its obligations under the Loan Documents.

8.4. Adverse Change. After the Effective Date, a material adverse change occurs in Borrower's financial condition, and Lender reasonably believes the prospect of payment or performance of the Loan is impaired as a result thereof.

8.5. Creditor or Forfeiture Proceedings. Commencement of forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower against Borrower’s assets or by any governmental agency, which action is not dismissed within ninety (90) days.

8.6. Bankruptcy. Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower seeking to adjudicate Borrower bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial and material part of its property; provided that, with respect to involuntary proceedings, such proceedings shall not have been dismissed within sixty (60) days of commencement.

8.7. Defective Documentation. Any Loan Document ceases to be in full force and effect at any time and for any reason, and Borrower fails to cure same after written notice by Lender to Borrower and the expiration of any applicable cure period.

8.8. False Statements. Any warranty, representation or statement made or furnished to Lender by or on behalf of Borrower under any Loan Document is false or misleading in any material respect at the time made or furnished.

8.9. Financial Statements / Reporting. Any of the financial reporting requirements set forth herein are not timely met or there is a violation of a financial covenant set forth herein.

8.10. Judgment. Entry of any judgment against Borrower which would have a material and adverse effect on the ability of Borrower to perform its obligations under any Loan Document; or the issuance or filing of any attachment, levy, garnishment or the commencement of any related proceeding or judicial process upon or in respect to Borrower or the Borrower’s assets, unless such action is stayed by payment or an appropriate court order within twenty-one (21) days after filing.

8.11. Change of Control. Any Change of Control of Borrower occurs without Lender's prior written consent.

8.12. Transfers; Liens; Debt. Without Lender's prior written consent, Borrower: (a) sells, leases (except as expressly permitted in the Loan Documents), exchanges, assigns, transfers, conveys or otherwise disposes of any material part of, or any interest in, Borrower’s assets.

8.13. Other Defaults. Failure of Borrower to comply with or to perform when due any other material term, obligation, covenant or condition contained in any Loan Document, after any applicable grace or cure period.

9. EFFECT OF AN EVENT OF DEFAULT; REMEDIES.

9.1. Pre-Event of Default. Lender may file, appear in, or defend any Loan Matter. Lender may employ counsel and incur any expenses, including attorneys' fees, in connection with any Loan Matter. If Lender incurs any expense in connection with any Loan Matter, then the expenditure will bear interest at the Default Rate from the date incurred until the date on which Borrower fully repays the expenditure along with all accrued interest. The expenditure and all accrued interest are Indebtedness. Borrower shall immediately pay to Lender all amounts due under this Section upon Lender's demand.

9.2. Post-Event of Default. Upon the occurrence of any Event of Default set forth in Section 8 following the applicable Grace Period, if any, and in addition to any other right Lender may have, Lender may do any one or more of the following: (i) without further notice to Borrower, institute appropriate proceedings to enforce the performance of this Agreement; (ii) without further notice to Borrower, expend funds necessary to remedy the default; (iii) upon prior written notice to Borrower, accelerate maturity of the Note and demand payment of all sums due under the Note (including the Exit Fee); (iv) without further notice to Borrower, bring an action on the Note; (v) without notice to Borrower and upon ex parte application, seek appointment of a receiver, in any court of competent jurisdiction, for Borrower's business; and (vi) without further notice to Borrower, exercise any other right or remedy which it has under the Loan Documents, or which is otherwise available at law or in equity or by statute. Lender's remedies are cumulative and concurrent and may be pursued individually, successively, or together against Borrower and any other funds, property or security held by Lender for the payment hereof or otherwise at the sole discretion of Lender.

10. INDEMNIFICATION.

10.1. Borrower Indemnity. In addition, Borrower shall protect, defend, indemnify, reimburse and hold each Indemnified Person harmless for, from and against all claims of every kind, known or unknown, foreseeable or unforeseeable, which may be imposed upon, asserted against or incurred or paid by any Indemnified Person at any time, arising out of or in any way connected with (A) the Loan, (B) any Loan Document, (C) bodily injury, death, or property damage occurring in, upon or adjacent to any property of Borrower, through any cause whatsoever, (D) Lender's exercise of remedies under the Loan Documents, (E) any act performed or omitted to be performed by Lender under any Loan Document, (F) any Borrower failure to perform its obligations under any contract or license, (G) any Event of Default, (H) any claim by a governmental authority for any taxes, or (I) any Borrower violation of applicable law, INCLUDING ANY CLAIMS ACTUALLY OR ALLEGEDLY ARISING FROM THE ORDINARY, CONTRIBUTORY, COMPARATIVE OR SOLE NEGLIGENCE, OR STRICT LIABILITY, OF LENDER, except to the extent a court of competent jurisdiction determines in a final, non-appealable judgment that the claims actually arose from Lender's gross negligence or intentional misconduct.

11. MISCELLANEOUS PROVISIONS.

11.1. Agency. Nothing in this Agreement shall be construed to constitute the creation of a partnership, joint venture or other agency or representative relationship between Lender and Borrower. This Agreement does not create a contractual relationship with and shall not be construed to benefit or bind Lender in any way with or create any contractual duties by Lender to any party other than Borrower.

11.2. Amendments. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

11.3. Applicable Law. This Agreement has been delivered to Lender and accepted by Lender in the State of Colorado. If there is a lawsuit, Borrower and Lender agree to submit to the exclusive jurisdiction of the courts of the City and County of Denver, State of Colorado. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

11.4. Authority to File Notices. Upon an Event of Default (and after expiration of any applicable cure period), Borrower appoints and designates Lender as its attorney-in-fact to file for record any notice that Lender deems necessary to protect its interest under this Agreement, after prior written notice to Borrower. This power shall be deemed coupled with an interest and shall be irrevocable while any sum or performance remains due and owing under any of the Loan Documents.

11.5. Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

11.6. Compliance. If requested by Lender, its successor(s) or closing agent, Borrower agrees to fully cooperate and execute any additional, supplemental and/or amended documents to correct clerical errors or omissions in any or all documents executed in connection with this Loan if deemed necessary or desirable in the reasonable discretion of Lender to enable Lender to properly document the Loan and to properly or more properly perfect Lender's security.

11.7. Continuation of Certain Covenants. The obligations of Borrower and Lender under this Agreement shall only terminate upon payment in full of the Indebtedness, except for those provisions that by their express terms survive such payment.

11.8. Costs and Expenses. Borrower agrees to pay upon demand all of Lender's reasonable and documented expenses, including without limitation attorneys' fees, incurred in connection with enforcing the Loan and collecting thereunder. Lender may pay third parties to assist in collecting the Loan and to enforce this Agreement and Borrower will pay that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also will pay any court costs, in addition to all other sums provided by law.

11.9. Entire Agreement. The Loan Documents constitute all of the agreements between the parties with respect to the Loan and supersede all other prior or concurrent oral or written agreements or understandings between the parties with respect to the Loan, including the Term Sheet.

11.10. Notices. Any notice or request required or permitted to be given by Borrower or Lender under this Agreement shall be in writing and will be deemed given: (i) upon personal delivery, (ii) upon confirmed transmission by email; (iii) on the first business day after receipted delivery to a courier service which guarantees next business-day delivery, or (iv) on the third business day after mailing, by certified United States mail, postage prepaid, return receipt requested, in any case to the appropriate party at its address set forth below:

If to Borrower: Genasys Inc. 16262 West Bernardo Drive San Diego, CA 92127 Attn: Richard Danforth, Chief Executive Officer Email: rdanforth@genasys.com

With a Copy to: Hill, Ward & Henderson, P.A., 101 E. Kennedy Boulevard, Suite 3700, Tampa, FL Attention: Roland S. Chase Email: roland.chase@hwhlaw.com

If to Lender: Maran Partners Fund, LP, c/o La Plata Capital LLC, 90 Madison Street, Suite 303 Denver, CO 80206 Attn: Geoff Long, President Email: Geoff@laplata.capital

With a Copy to: Stinson LLP Attention: Mark F. Bell 1144 Fifteenth Street, Suite 2400 Denver, CO 80202 Email: Mark.Bell@stinson.com

Any person may change such person's address for notices or copies of notices by giving notice to the other party in accordance with this section.

11.11. Successors and Assigns. All covenants and agreements contained by or on behalf of Borrower shall bind its successors and assigns and shall inure to the benefit of Lender, its successors and assigns. Lender shall have the right to assign or participate all or a portion of the Loan without the consent of Borrower and in Lender's sole discretion. Borrower shall not, however, have the right to assign its rights under this Agreement or any interest therein, without the prior written consent of Lender in its sole discretion.

11.12. Severability. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

11.13. Survival. All warranties, representations, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Agreement shall be considered to have been relied upon by Lender and will survive the making of the Loan and delivery to Lender of the Loan Documents, regardless of any investigation made by Lender or on Lender's behalf.

11.14. Time is of the Essence. Time is of the essence in the performance of this Agreement.

11.15. Waiver. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender's right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, shall constitute a waiver of any of Lender's rights or of any obligations of Borrower as to any future transactions.

11.16. Usury. In the event the interest provisions hereof or any exactions provided for herein or in the Loan Documents or any other instrument securing the Note shall result, because of any reduction of principal, failure to take advances, or for any reason at any time during the life of this Loan, in any effective rate of interest which, for any period, transcends the limit of the usury or any other law applicable to the Loan, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be (i) applied upon principal immediately upon receipt of such moneys by Lender, with the same force and effect as though the Borrower had specifically designated such extra sums to be so applied to principal and Lender had agreed to accept such extra payment as a premium-free prepayment, or (ii) if, when applied to reduce the unpaid principal to zero, the amount remaining shall be refunded to Borrower, in Lender's discretion. In no event shall any agreed to or actual exaction as consideration for this Loan transcend the limits imposed or provided by the laws applicable to this transaction in the State of Colorado.

11.17. Defense Waivers. Borrower, with respect to the Indebtedness, waives, to the extent permitted by governing law: (A) PRESENTMENT FOR PAYMENT; (B) DEMAND; (C) NOTICE OF DEMAND, DISHONOR AND NONPAYMENT; (D) PROTEST AND NOTICE OF PROTEST; and (E) DILIGENCE IN COLLECTING, AND BRINGING SUIT AGAINST ANY OTHER PERSON.

11.18. Preferential Payment. Borrower agrees that to the extent Borrower or any surety makes any payment to Lender in connection with the Indebtedness evidenced by the Note, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by Lender or paid over to a trustee, receiver, or any other entity, whether under any Bankruptcy act or otherwise (any such payment is hereinafter referred to as a "Preferential Payment"), then the Indebtedness of Borrower under the Note shall continue or shall be reinstated, as the case may be, and, to the extent of such payment or repayment by Lender, the Indebtedness evidenced by the Note or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

11.19. WAIVER OF JURY TRIAL. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THIS AGREEMENT AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER MAKING THE LOAN.

11.20. Confidentiality. Borrower shall maintain the confidentiality of the terms of this Agreement and the Loan Documents, and shall not disclose the same to any third party (other than on a confidential and need-to-know basis with counsel and advisors for Borrower) without the Lender’s prior written approval; provided, however, that Borrower is permitted without Lender’s prior written approval to disclose the existence of the Loan Documents and its material terms in its filings with the Securities and Exchange Commission (“SEC”), and to file a copy of this Agreement with the SEC. All information furnished by or on behalf of the Borrower to Lender or its representatives, or learned or obtained in any fashion by Lender or its representatives in connection with the Loan, shall be kept confidential and not be shown to, or discussed with, any third party (other than on a confidential and need-to-know basis with counsel and advisors for Lender) or used by Lender for any purpose other than providing the financing. For the avoidance of doubt, La Plata shall be considered an advisor to Lender.

11.21. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by electronic means shall be equally as effective as delivery of an original executed counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK — SIGNATURE PAGES FOLLOW]

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS LOAN AGREEMENT AND BORROWER HEREBY AGREES TO ITS TERMS AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

BORROWER:

GENASYS INC.

By: /s/ Richard Danforth
Name: Richard Danforth
Title: Chief Executive Officer

LENDER:

MARAN PARTNERS FUND, LP

By: Maran Partners GP, LLC

Its: General Partner

By: /s/ Dan Roller
Name: Dan Roller
Title: Managing Member

Exhibit A to Loan Agreement between Maran Partners Fund, LP and Genasys Inc.

DEFINED TERMS

Additional Costs. The term "Additional Costs" means (1) all costs, losses and expenses Lender (in its reasonable determination) incurs (at any time) from (i) making or maintaining the Loan (subject to Section 2.13 hereto), or (ii) enforcing its remedies under the Loan Documents during an Event of Default Period, and (2) any reduction in any amount (including lost profits) to which Lender is entitled under the Loan Documents. Additional Costs includes costs which (a) subject Lender to any tax, duty or other charge with respect to the Loan, or changes the basis of taxation of any amounts payable to Lender under the Loan (other than taxes imposed on the overall net income of Lender or of its applicable lending office by the jurisdiction in which Lender's principal office or such applicable lending office is located) or (b) impose or modify any reserve, special deposit or similar requirements relating to Lender. Additional Costs are due and payable within five (5) Business Days after Lender's written demand to Borrower. If not paid by such date, Additional Costs will accrue interest at the Default Rate from the date of Lender's written demand until Borrower repays the expenditure and interest to Lender. For purposes of this definition, the term "Lender," at Lender's option, includes Lender's present and future participants in the Loan and co-investors.

Borrower Party. The term "Borrower Party" means Borrower, and "Borrower Parties" means all of them.

Borrower's Taxpayer Identification Number. The term "Borrower's Taxpayer Identification Number" means 87-0361799.

Business Day. The term "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Denver, Colorado are authorized or required to close under applicable law.

Change of Control. The term "Change of Control" means the occurrence of any of the following events:

(a) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) becoming the beneficial owner, directly or indirectly, of 35% or more of (i) the issued and outstanding capital stock of Borrower, any Parent, or any Material Subsidiary, or (ii) the equity interests carrying the right to vote for, appoint, or otherwise designate the members of the Board of Directors (or equivalent governing body) of Borrower, any Parent, or any Material Subsidiary;

(b) the individuals who constitute the Board of Directors (or equivalent governing body) of Borrower as of the Effective Date (together with any directors whose nomination or election was approved by a majority of such incumbent directors, the "Continuing Directors") ceasing to constitute a majority of the Board of Directors (or equivalent governing body) of Borrower;

(c) any change in the Person or Persons having the power, directly or indirectly, whether through ownership of voting securities, by contract, or otherwise, to direct or cause the direction of the management or policies of Borrower, any Parent, or any Material Subsidiary, including through the ability to exercise voting power, to appoint or remove a majority of the Board of Directors (or equivalent governing body), or to direct operational, financial, or governance decisions;

(d) any sale, transfer, assignment, or other disposition (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of Borrower or any Material Subsidiary, other than to Borrower or a wholly-owned subsidiary of Borrower;

(e) any merger, consolidation, reorganization, recapitalization, or similar transaction involving Borrower, any Parent, or any Material Subsidiary, unless, immediately following such transaction, the Persons who held beneficial ownership of the voting interests of such entity immediately prior to such transaction continue to hold at least 65% of the voting interests of the surviving or resulting entity; or

(f) any transfer of equity interests of Borrower, any Parent, or any Material Subsidiary to any affiliate or related party of the transferor, if, after giving effect to such transfer (together with all prior transfers to such affiliate or related party), such affiliate or related party (or any group in which such affiliate or related party participates) would beneficially own 35% or more of the issued and outstanding equity interests of Borrower, any Parent, or any Material Subsidiary.

For purposes of this definition, "Parent" means any Person that directly or indirectly owns or controls more than 50% of the equity interests of Borrower. "Material Subsidiary" means any Subsidiary of Borrower that accounts for more than 10% of the consolidated assets or consolidated revenues of Borrower and its Subsidiaries, taken as a whole.

Default Rate. The term "Default Rate" means a rate of interest equal to the Fixed Rate plus five percent (5%) per annum (i.e., twenty-three percent (23%) per annum), provided that any interest which has accrued at the Default Rate shall be paid at the time of and as a condition precedent to the curing of any default under any statutory right to cure; and provided further that any monetary default under Section 8.1 of the Loan Agreement will only carry a Default Rate of five percent (5%) per annum, it being understood that the Fixed Rate will also accrue during such monetary default with respect to the amount then owing and interest shall accrue at the combined rate of twenty-three percent (23%) per annum.

Effective Date. The term "Effective Date" means the date set forth in the introductory paragraph to the Agreement.

Fixed Rate. The term "Fixed Rate" means a per annum rate of interest equal to eighteen percent (18%).

Grace Period. The term "Grace Period" means a period of either: (i) thirty (30) days after Lender delivers written notice to Borrower (the "Initial Grace Period") and demand for the performance of any default of any covenant, agreement, warranty or condition set forth in this Agreement; or (ii) sixty (60) days if (A) Borrower immediately commences and diligently pursues the cure of such default and delivers (prior to the end of the Initial Grace Period) to Lender a written request for more time, and (B) Lender reasonably determines that the default cannot be cured within the Initial Grace Period but can be cured within ninety (90) days after the default.

Indebtedness. The word "Indebtedness" means and includes all of the obligations of Borrower under this Loan, including without limitation, the Principal Amount, accrued and unpaid interest, including interest at the Default Rate, the Exit Fee, the Origination Fee, and all other fees and costs.

Indemnified Person. The term "Indemnified Person" means Lender and its officers, directors, managers, members, investors, representatives, agents, and any Person holding an interest in the Loan as a lender.

Loan. The word "Loan" means the term loan in the principal amount of Four Million Three Hundred Thousand and 00/100 Dollars ($4,300,000.00) memorialized in the Loan Documents.

Loan Documents. The term "Loan Documents" means and includes without limitation all promissory notes, loan agreements, and all other instruments, agreements, and documents, whether now or hereafter existing, executed by any party hereto in connection with this Loan.

Loan Matter. The term "Loan Matter" means any action or proceeding which may affect the rights or duties of any Person under the Loan Documents.

Note. The word "Note" means the promissory note relating to this Loan and executed by Borrower in the original principal amount of Four Million Three Hundred Thousand and 00/100 Dollars ($4,300,000.00).

Origination Fee. The term "Origination Fee" means Three Hundred One Thousand and 00/100 Dollars ($301,000.00), representing seven percent (7%) of the Principal Amount, deducted from proceeds at close.

Payment Deadline. The term "Payment Deadline" means no later than 5:00 p.m. (Mountain time zone) on the date any payment is due and payable under this Agreement or the date any voluntary prepayment is made.

Permitted Liens. The term "Permitted Liens" means (a) liens in favor of Lender, (b) liens for taxes, assessments, or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings with adequate reserves, (c) mechanics', materialmen's, and similar liens arising in the ordinary course of business and not yet due and payable, (e) liens existing on the Effective Date securing the Whitebox Facility, and (d) such other liens as Lender may approve in writing.

Person. The word "Person" means a natural person, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

Principal Amount. The term "Principal Amount" means Four Million Three Hundred Thousand and 00/100 Dollars ($4,300,000.00).

Exhibit B to Loan Agreement between Maran Partners Fund, LP and Genasys Inc.

RECURRING PAYMENT AUTHORIZATION

Bank: ______________________

Bank Address: ______________________

Account Name: ______________________

Bank Routing: ______________________

Account Number: ______________________

This form authorizes La Plata Capital, LLC to charge/debit the account indicated above on the 1st of each Month for the payment amount due under the terms of the Loan Agreement and Promissory Note dated as of the Effective Date.

Borrower understands that this authorization will remain in effect until cancelled in writing, and agrees to notify La Plata Capital, LLC in writing of any changes in account information or termination of this authorization at least fifteen (15) days prior to the next billing date. If the above noted payment date falls on a weekend or holiday, the payment may be executed on the next business day. For ACH debits to the checking/savings account, these funds may be withdrawn from the account as soon as the stated periodic transaction dates. In the case of an ACH transaction being rejected for Non-Sufficient Funds (NSF), La Plata Capital, LLC may at its discretion attempt to process the charge again within thirty (30) days, and Borrower agrees to an additional $30.00 charge for each attempt returned NSF which will be initiated as a separate transaction from the authorized recurring payment. Borrower acknowledges that the origination of ACH transactions to the account must comply with the provisions of U.S. law. Borrower certifies that it is an authorized user of this bank account and will not dispute the scheduled transactions with the bank; provided the transactions correspond to the terms indicated in this authorization form.

GENASYS INC.

By: _________________________
Name: Richard Danforth
Title: Chief Executive Officer

22645415v5